                        SANCHEZ COMPUTER ASSOCIATES, INC

                                   EXHIBIT 11

                       COMPUTATION OF PER SHARE EARNINGS

              Quarter Ended March 31, 1997 and March 31, 1996

                    (In thousands, except per share data)

                                                        QUARTER ENDED MARCH 31,
                                                        ----------------------
                                                            1997       1996
                                                           ------     ------
Net Earnings..........................................  $     342  $      19
                                                        ---------  ---------
Average common shares outstanding.....................     10,874      8,407
Average common share equivalents......................        764        866
                                                        ---------  ---------
Average number of common shares and
common share equivalents outstanding..................     11,638      9,273
                                                        ---------  ---------
Earnings per common share (1).........................  $    0.03  $    0.00
                                                        ---------  ---------



(1) Primary and fully diluted income per share are the same for both periods presented.

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